EXHIBIT 5
                                                                   ---------
                                                              EXECUTION COPY


                               TRANSFER AGREEMENT

     TRANSFER AGREEMENT (the "Agreement"), dated December 29, 1999, by and between Deutsche Telekom AG, an Akteingesellschaft, organized under the laws of Germany ("DT"), NAB Nordamerika Beteiligungs Holding GmbH, a limited liability company organized under the laws of Germany ("NAB"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Stockholders' Agreement (as defined below).

                              W I T N E S S E T H:

     WHEREAS, pursuant to an Amended and Restated Stockholders' Agreement among Sprint Corporation, a Kansas corporation ("Sprint"), France Telecom, a societe anonyme organized under the laws of France ("FT"), and DT, dated as of November 23, 1998 (the "Stockholders' Agreement"), DT may in certain circumstances and in accordance with Section 2.2 of the Stockholders' Agreement, Transfer Shares to one or more Qualified Subsidiaries;

     WHEREAS, NAB is a wholly-owned subsidiary of DT and a Qualified Subsidiary; and

     WHEREAS, NAB has entered into a Qualified Subsidiary Assumption Agreement, Qualified Subsidiary Tax Matters Assumption Agreement, Qualified Subsidiary Confidentiality Agreement, Qualified Subsidiary Standstill Agreement and an Assumption Agreement of NAB Nordamerika Beteiligungs Holding GmbH, each in accordance with the provisions of the Stockholders' Agreement and certain other agreements.

     NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. Acquisition. At the opening of business in Bonn, Germany on December 29, 1999 (the "Transfer Time"), DT hereby transfers to NAB, and NAB hereby acquires, all shares of Class A Stock owned by DT as of the close of business, Kansas City, Kansas time, on December 28, 1999 or acquired on December 29, 1999, and NAB accepts all rights and obligations with respect to such shares as of such time in consideration for NAB hereby granting to DT the right to exercise the voting rights applicable to NAB's share capital. As soon as practicable on or after the date hereof, DT will advise NAB of the precise number of shares of Class A Stock so transferred to NAB pursuant hereto.

     Section 2. Further Action. The parties agree upon request to execute any further documents or instruments and to take any other action necessary or desirable to carry out the purposes or intent of this Agreement. In particular, between the Transfer Time and the time on which the transfer of record ownership of the Shares to NAB shall have been reflected on the stock transfer books of Sprint, DT will hold record ownership of the Shares, and act in all respects, as the agent of NAB as the beneficial owner of the Shares.


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     Section 3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

     Section 4. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     Section 5. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


     IN WITNESS WHEREOF, this Transfer Agreement executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.




                                DEUTSCHE TELEKOM AG

                                By:_______________________________
                                    Name:
                                    Title:


                                NAB NORDAMERIKA BETEILIGUNGS HOLDING GMBH


                                By:_______________________________
                                    Name: Dr. Joachim Peckert
                                    Title:  Managing Director

                                By:_______________________________
                                    Name: Mr. Heinz Klesing
                                    Title: Managing Director